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                                                                    Exhibit 99.1

                 KFx Retires Debt through Debenture Conversions


                                            Contact:  Ted Venners - 303-293-2992


December 4, 2001, Denver, CO - KFx Inc. (AMEX:KFX) today announced that holders of $9.4 million principal amount of its 6% Convertible Debentures due July 25, 2002 (the "Debentures") have agreed to convert their Debentures into KFx's common stock. The conversion agreements were in response to a reduction in the Debenture conversion price from $3.65 to $3.00 per share, effective November 30, 2001. The conversion price reduction was made pursuant to the terms of the indenture under which the Debentures were issued. This will bring the total number of Debentures converted to $12.7 million principal amount, or 75%, of the original $17 million principal amount of the Debentures issued. Jefferies & Co., Inc. acted as financial advisor to KFx Inc.

"We are delighted with the conversion of Debentures by a large majority of our debt holders," said Ted Venners, Chairman and Chief Executive Officer. "We anticipate that other holders, both here in the United States and internationally, will convert before year end. The substantial reduction of our debt before maturity date will position KFx to enter 2002 with a much stronger balance sheet and an enhanced ability to negotiate future transactions and financings on highly favorable terms," Venners continued. "Our augmented equity base demonstrates shareholder confidence in our future and we intend to capitalize on this opportunity to rapidly implement our corporate development plans."

About / KFx

KFx provides total fuel solutions for the power industry. Its patented K-Fuel(R) process converts low heating value coal into clean, high-energy fuel. KFx's web site address is www.kfx.com. Pegasus Technologies, Inc., a subsidiary of KFx, is the industry leader in neural network based IT applications for the power generation market. The NeuSIGHT suite of combustion optimization applications from Pegasus reduce emissions and increase efficiency of fossil fueled electric generating units. The Pegasus Technologies web site address is www.pegasustec.com.


The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item 1 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2000 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.